NEWS RELEASE
ROB FREDERICK	SUE PERRAM
VICE PRESIDENT	DIRECTOR
CORPORATE COMMUNICATIONS	INVESTOR RELATIONS
502-774-7707	502-774-6862

BROWN-FORMAN DELIVERS STRONG YEAR-TO-DATE RESULTS
AND REVISES FULL YEAR OUTLOOK
Louisville, KY, March 3, 2022 - Brown-Forman Corporation (NYSE: BFA, BFB) reported financial results for its third quarter and nine months ended January 31, 2022. For the third quarter, the company’s reported net sales1 of $1,037 million increased 14% (+22% on an organic* basis2) compared to the same prior-year period. In the quarter, reported operating income increased 24% to $347 million (+43% on an organic basis) and diluted earnings per share increased 19% to $0.54.
For the first nine months of the fiscal year, the company’s reported net sales increased 11% to $2,937 million (+14% on an organic basis) compared to the same prior-year period. Year-to-date reported operating income decreased 4% to $958 million (+19% on an organic basis) and diluted earnings per share declined 12% to $1.43, primarily due to the gain from the sale of the Canadian Mist, Early Times, and Collingwood brands in the prior fiscal year.
Lawson Whiting, Brown-Forman’s President and Chief Executive Officer said, “Brown-Forman’s business remained strong as we delivered double-digit net sales growth year-to-date, even amid significant supply chain constraints, most notably glass supply.” He added, “The agility and resilience of our people, backed by the increased demand for our brands, allowed us to build on the momentum from the first half of the year to deliver a strong third quarter. We believe our accelerated rate of growth keeps us on track to deliver high quality results for fiscal 2022.”

Year-to-Date Fiscal 2022 Highlights
•Reported net sales grew 11% (+14% organic).
◦Driven by strong double-digit reported net sales growth led by our emerging and developed international markets, with solid growth in the United States and a rebound in our Travel Retail channel.
◦The Jack Daniel’s family of brands grew reported net sales 12% (+14% organic) powered by 17% reported net sales growth (+20% organic) from Jack Daniel’s Tennessee Whiskey.
◦Premium bourbons, led by Woodford Reserve and Old Forester, grew reported net sales 10% (+10% organic).
◦The tequila portfolio grew reported net sales 19% (+17% organic) driven by double-digit growth from Herradura and el Jimador.

*As of the third quarter ended January 31, 2022, we changed certain non-GAAP financial measures that we have historically used. We will no longer report “underlying changes” in certain measures of the statements of operations; instead, we will now report “organic change” in certain measures of the statements of operations. As more fully described in “Non-GAAP Financial Measures” in Note 2, “organic change” includes all of the non-GAAP adjustments that we have historically made in adjusting GAAP to “underlying change” results, except that “organic change” does not include an adjustment for “estimated net change in distributor inventories.”

Year-to-Date Fiscal 2022 Brand Results
•The Jack Daniel’s family of brands delivered double-digit reported net sales growth of 12% (+14% organic) fueled by Jack Daniel’s Tennessee Whiskey, which benefited from volume growth globally and favorable channel mix supported by the ongoing reopening of the on-premise channel. Additionally, the continued international launch of Jack Daniel’s Tennessee Apple and strong consumer demand for Jack Daniel’s RTDs were significant contributors to growth. Supply chain disruptions adversely impacted the results for Jack Daniel’s Tennessee Whiskey, Jack Daniel’s Tennessee Honey, Jack Daniel’s Tennessee Fire, and Gentleman Jack during the first nine months of the fiscal year. Reported net sales were positively impacted by an estimated net increase in distributor inventories.
•Premium bourbons, led by Woodford Reserve and Old Forester, maintained double-digit reported net sales growth of 10% (+10% organic) led by gains in the United States, Travel Retail, and the United Kingdom. Woodford Reserve’s reported net sales moderated driven by supply chain disruptions resulting in a net decrease in distributor inventories.
•The tequila portfolio’s double-digit reported net sales growth of 19% (+17% organic) was propelled by Herradura and el Jimador. Herradura grew volumes in the United States and Mexico due to strong consumer demand while Mexico also benefited as it cycled against a favorable prior-year comparison. el Jimador’s reported net sales growth was driven by broad-based volume gains in the United States, Colombia, and the United Kingdom.

Year-to-Date Fiscal 2022 Market Results
•Reported net sales in the United States3 grew 5% (+8% organic). Gains were driven by Jack Daniel’s Tennessee Whiskey, which benefited from volume growth and the continued reopening of the on-premise channel, along with strong consumer demand for our tequilas and premium bourbons. An estimated net increase in distributor inventories positively impacted reported net sales. This growth was partially offset by the effect of acquisitions and divestitures in the prior year along with lower volumes for Jack Daniel’s Tennessee Honey and Gentleman Jack. Reported net sales were adversely impacted by supply chain disruptions.
•Developed international3 markets grew reported net sales 12% (+15% organic) fueled by broad-based growth largely due to the continued reopening of the on-premise channel as well as a rebound of travel and tourism in some markets. Gains were led by Jack Daniel’s Tennessee Whiskey and Jack Daniel’s RTDs. This growth was partially offset by the negative effect of foreign exchange. An estimated net increase in distributor inventories positively impacted reported net sales.
•Emerging markets3 maintained double-digit reported net sales growth of 22% (+27% organic) propelled by volume gains across most markets largely due to a favorable prior-year comparisons. An estimated net increase in distributor inventories positively impacted reported net sales. Results were powered by Jack Daniel’s Tennessee Whiskey and Jack Daniel’s Tennessee Apple. This growth was partially offset by the negative effect of foreign exchange.
•Reported net sales in the Travel Retail3 channel increased 57% (+58% organic) primarily due to a favorable prior-year comparison as the business continues to recover from pandemic-related travel bans and restrictions.
Year-to-Date Fiscal 2022 Other P&L Items
•Reported gross profit increased 11% (+14% organic). As expected, year-to-date gross margins contracted slightly, driven primarily by supply chain disruptions and input costs, largely related to agave and grain, as well as the negative effect of foreign exchange. This impact was primarily offset by favorable price/mix, driven by the continued reopening of the on-premise, and the divestiture of the Canadian Mist, Early Times, and Collingwood brands in the prior fiscal year.
•Reported advertising expense increased 12% (+12% organic) as the company continued to invest behind its brands and cycled last year’s COVID-19 related phasing of spend which was more heavily weighted to the second half of the year. Reported selling, general, and administrative expenses increased 8% (+8% organic) led by compensation related expenses.
•The company’s reported operating income decreased by 4% (+19% organic) and diluted earnings per share decreased 12% to $1.43, largely driven by the $0.19 per share impact from the gain on the sale of the Canadian Mist, Early Times, and Collingwood brands.
Year-to-Date Fiscal 2022 Financial Stewardship
•On January 25, 2022, Brown-Forman’s Board of Directors declared a regular quarterly cash dividend of $0.1885 per share on the Class A and Class B common stock. The quarterly cash dividend is payable on April 1, 2022 to stockholders of record on March 8, 2022. Brown-Forman, a member of the prestigious S&P 500 Dividend Aristocrats index, has paid regular quarterly cash dividends for 78 consecutive years and has increased the regular dividend for 38 consecutive years.
Fiscal Year 2022 Outlook
The fiscal 2022 outlook is presented on an “organic” basis, therefore, it is not directly comparable to the previously presented outlook.
The current global economic and geopolitical uncertainties continue to create a challenging operating environment. Amid these uncertainties, we are optimistic in our ability to deliver strong full year results.

The outlook is as follows:
•With our strong year-to-date performance and consumer demand along with supply chain constraints continuing to ease enabling some rebuild of inventory, we expect organic net sales growth of 11% to 13% for the full year.
•We project the costs associated with supply chain disruptions and inflationary cost headwinds will continue to have a negative impact on our gross margin, largely offset by a modest positive impact from the removal of tariffs in the EU. Therefore, we continue to expect reported gross margin to be flat or slightly down for the full year compared to fiscal 2021.
•We expect our organic operating expenses, which include advertising and SG&A, to increase in the 7% to 9% range. We anticipate organic advertising expense to be slightly below our organic net sales growth.
•Based on the above expectations, we anticipate organic income growth of 12% to 16% for the full year.
•We continue to expect our fiscal 2022 effective tax rate to be in the range of approximately 22% to 23%.
Conference Call Details
Brown-Forman will host a conference call to discuss these results at 10:00 a.m. (ET) today. All interested parties in the United States are invited to join the conference call by dialing 833-962-1472 and asking for the Brown-Forman call. International callers should dial +1-442-268-1255. The company suggests that participants dial in 10 minutes in advance of the 10:00 a.m. (ET) start of the conference call. A live audio broadcast of the conference call, and the accompanying presentation slides, will also be available via Brown-Forman’s Internet website, http://www.brown-forman.com/, through a link to “Investors/Events & Presentations.” A digital audio recording of the conference call and the presentation slides will also be posted on the website and will be available for at least 30 days following the conference call.

For over 150 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Jack Daniel’s Tennessee RTDs, Jack Daniel’s Tennessee Honey, Jack Daniel’s Tennessee Fire, Jack Daniel’s Tennessee Apple, Gentleman Jack, Jack Daniel’s Single Barrel, Woodford Reserve, Old Forester, Coopers’ Craft, GlenDronach, Benriach, Glenglassaugh, Slane, Herradura, el Jimador, New Mix, Korbel, Sonoma-Cutrer, Finlandia, Chambord, and Fords Gin. Brown-Forman’s brands are supported by approximately 4,700 employees and sold in more than 170 countries worldwide. For more information about the company, please visit http://www.brown-forman.com/.

Important Information on Forward-Looking Statements:
This press release contains statements, estimates, and projections that are “forward-looking statements” as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “can,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “might,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” “would,” and similar words indicate forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties, and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and uncertainties include, but are not limited to:
•Our substantial dependence upon the continued growth of the Jack Daniel’s family of brands
•Substantial competition from new entrants, consolidations by competitors and retailers, and other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing, or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets or distribution networks
•Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher fixed costs
•Disruption of our distribution network or inventory fluctuations in our products by distributors, wholesalers, or retailers
•Changes in consumer preferences, consumption, or purchase patterns – particularly away from larger producers in favor of small distilleries or local producers, or away from brown spirits, our premium products, or spirits generally, and our ability to anticipate or react to them; further legalization of marijuana; shifts in consumer purchase practices; bar, restaurant, travel, or other on-premise declines; shifts in demographic or health and wellness trends; or unfavorable consumer reaction to new products, line extensions, package changes, product reformulations, or other product innovation
•Production facility, aging warehouse, or supply chain disruptions
•Imprecision in supply/demand forecasting
•Higher costs, lower quality, or unavailability of energy, water, raw materials, product ingredients, or labor
•Impact of health epidemics and pandemics, including the COVID-19 pandemic, and the risk of the resulting negative economic impact and related governmental actions
•Unfavorable global or regional economic conditions, particularly related to the COVID-19 pandemic, and related economic slowdowns or recessions, low consumer confidence, high unemployment, weak credit or capital markets, budget deficits, burdensome government debt, austerity measures, higher interest rates, higher taxes, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations
•Product recalls or other product liability claims, product tampering, contamination, or quality issues
•Negative publicity related to our company, products, brands, marketing, executive leadership, employees, board of directors, family stockholders, operations, business performance, or prospects
•Failure to attract or retain key executive or employee talent
•Risks associated with acquisitions, dispositions, business partnerships, or investments – such as acquisition integration, termination difficulties or costs, or impairment in recorded value
•Risks associated with being a U.S.-based company with a global business, including commercial, political, and financial risks; local labor policies and conditions; protectionist trade policies, or economic or trade sanctions, including additional retaliatory tariffs on American whiskeys and the effectiveness of our actions to mitigate the negative impact on our margins, sales, and distributors; compliance with local trade practices and other regulations; terrorism; and health pandemics
•Failure to comply with anti-corruption laws, trade sanctions and restrictions, or similar laws or regulations
•Fluctuations in foreign currency exchange rates, particularly a stronger U.S. dollar
•Changes in laws, regulatory measures, or governmental policies – especially those that affect the production, importation, marketing, labeling, pricing, distribution, sale, or consumption of our beverage alcohol products
•Tax rate changes (including excise, corporate, sales or value-added taxes, property taxes, payroll taxes, import and export duties, and tariffs) or changes in related reserves, changes in tax rules or accounting standards, and the unpredictability and suddenness with which they can occur
•Decline in the social acceptability of beverage alcohol in significant markets
•Significant additional labeling or warning requirements or limitations on availability of our beverage alcohol products
•Counterfeiting and inadequate protection of our intellectual property rights
•Significant legal disputes and proceedings, or government investigations
•Cyber breach or failure or corruption of our key information technology systems or those of our suppliers, customers, or direct and indirect business partners, or failure to comply with personal data protection laws
•Our status as a family “controlled company” under New York Stock Exchange rules, and our dual-class share structure

For further information on these and other risks, please refer to our public filings, including the “Risk Factors” section of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended January 31, 2021 and 2022
(Dollars in millions, except per share amounts)

	2021	2022	Change

Net sales	$911	$1,037	14%
Cost of sales	361	415	15%
Gross profit	550	622	13%
Advertising expenses	121	117	(4%)
Selling, general, and administrative expenses	157	162	4%
Other expense (income), net	(9)	(4)
Operating income	281	347	24%
Non-operating postretirement expense	1	—
Interest expense, net	21	19
Income before income taxes	259	328	26%
Income taxes	40	69
Net income	$219	$259	18%

Earnings per share:
Basic	$0.46	$0.54	18%
Diluted	$0.45	$0.54	19%

Gross margin	60.4%	60.0%
Operating margin	30.9%	33.5%

Effective tax rate	15.7%	21.0%

Cash dividends paid per common share	$0.1795	$1.1885

Shares (in thousands) used in the
calculation of earnings per share
Basic	478,599	478,887
Diluted	480,836	480,567

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Nine Months Ended January 31, 2021 and 2022
(Dollars in millions, except per share amounts)

	2021	2022	Change

Net sales	$2,649	$2,937	11%
Cost of sales	1,053	1,172	11%
Gross profit	1,596	1,765	11%
Advertising expenses	278	311	12%
Selling, general, and administrative expenses	460	495	8%
Gain on sale of business	(127)	—
Other expense (income), net	(13)	1
Operating income	998	958	(4%)
Non-operating postretirement expense	4	2
Interest expense, net	60	58
Income before income taxes	934	898	(4%)
Income taxes	151	211
Net income	$783	$687	(12%)

Earnings per share:
Basic	$1.64	$1.43	(12%)
Diluted	$1.63	$1.43	(12%)

Gross margin	60.3%	60.1%
Operating margin	37.7%	32.6%

Effective tax rate	16.2%	23.4%

Cash dividends paid per common share	$0.5281	$1.5475

Shares (in thousands) used in the
calculation of earnings per share
Basic	478,471	478,844
Diluted	480,665	480,599

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
(Dollars in millions)

	April 30, 2021	January 31, 2022
Assets:
Cash and cash equivalents	$1,150	$812
Accounts receivable, net	753	796
Inventories	1,751	1,769
Other current assets	263	276
Total current assets	3,917	3,653

Property, plant, and equipment, net	832	818
Goodwill	779	771
Other intangible assets	676	652
Other assets	318	332
Total assets	$6,522	$6,226

Liabilities:
Accounts payable and accrued expenses	$679	$629
Dividends payable	—	90
Accrued income taxes	34	64
Short-term borrowings	205	16
Current portion of long-term debt	—	250
Total current liabilities	918	1,049

Long-term debt	2,354	2,061
Deferred income taxes	169	190
Accrued postretirement benefits	219	216
Other liabilities	206	191
Total liabilities	3,866	3,707

Stockholders’ equity	2,656	2,519

Total liabilities and stockholders’ equity	$6,522	$6,226

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Nine Months Ended January 31, 2021 and 2022
(Dollars in millions)

	2021	2022

Cash provided by operating activities	$572	$683

Cash flows from investing activities:
Proceeds from sale of business	177	—
Acquisition of business, net of cash acquired	(14)	—
Additions to property, plant, and equipment	(41)	(62)
Other	(2)	(1)
Cash provided by (used for) investing activities	120	(63)

Cash flows from financing activities:
Net change in short-term borrowings	(23)	(181)
Dividends paid	(253)	(741)
Other	(18)	(8)
Cash used for financing activities	(294)	(930)

Effect of exchange rate changes on cash and cash equivalents	33	(28)

Net increase (decrease) in cash and cash equivalents	431	(338)

Cash and cash equivalents, beginning of period	675	1,150

Cash and cash equivalents, end of period	$1,106	$812

Schedule A

Brown-Forman Corporation
Supplemental Statement of Operations Information (Unaudited)

	Three Months Ended	Nine Months Ended	Fiscal Year Ended
	January 31, 2022	January 31, 2022	April 30, 2021

Reported change in net sales	14%	11%	3%
Acquisitions and divestitures	2%	2%	—%
Foreign exchange	6%	2%	(1)%
Organic change in net sales[2]	22%	14%	2%

Reported change in gross profit	13%	11%	(2)%
Acquisitions and divestitures	1%	1%	1%
Foreign exchange	8%	2%	(1)%
Organic change in gross profit[2]	22%	14%	(2)%

Reported change in advertising expenses	(4)%	12%	4%
Foreign exchange	2%	—%	(2)%
Organic change in advertising expenses[2]	(2)%	12%	2%

Reported change in SG&A	4%	8%	4%
Foundation	—%	—%	(3)%
Foreign exchange	2%	—%	(1)%
Organic change in SG&A2	6%	8%	—%

Reported change in operating income	24%	(4)%	7%
Acquisitions and divestitures	2%	16%	(10)%
Foundation	—%	—%	2%
Impairment Charges	—%	1%	(1)%
Foreign exchange	18%	6%	(2)%
Organic change in operating income[2]	43%	19%	(5)%

Note: Totals may differ due to rounding
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.

Schedule B
Brown-Forman Corporation
Supplemental Brand Information (Unaudited)
Nine Months Ended January 31, 2022

	% Change vs. Prior Year Period
Brand[3]	Depletions[3]		Net Sales
	9-Liter[4]	Drinks Equivalent[3]	Reported	Acquisitions and Divestitures	Foreign Exchange	Organic[2]
Whiskey	10%	10%	10%	2%	2%	14%
Jack Daniel’s family of brands	9%	10%	12%	—%	2%	14%
Jack Daniel’s Tennessee Whiskey	12%	12%	17%	—%	3%	20%
Jack Daniel’s RTD and RTP	8%	8%	6%	—%	—%	6%
Jack Daniel’s Tennessee Honey	3%	3%	(1)%	—%	2%	1%
Gentleman Jack	(8)%	(8)%	(9)%	—%	2%	(7)%
Jack Daniel’s Tennessee Fire	2%	2%	9%	—%	1%	11%
Jack Daniel’s Tennessee Apple	31%	31%	41%	—%	4%	45%
Other Jack Daniel’s Whiskey Brands	2%	2%	5%	—%	1%	7%
Woodford Reserve	14%	14%	9%	—%	—%	9%
Rest of Whiskey	17%	17%	(21)%	43%	—%	22%
Tequila	(5)%	11%	19%	—%	(2)%	17%
el Jimador	21%	21%	21%	—%	(1)%	20%
Herradura	29%	29%	31%	—%	(2)%	29%
Rest of Tequila	(11)%	(11)%	1%	—%	(4)%	(3)%
Wine	5%	5%	8%	—%	—%	8%
Vodka	14%	14%	21%	—%	2%	23%
Rest of Portfolio	5%	5%	9%	(3)%	18%	23%
Non-Branded and Bulk	NM	NM	11%	7%	1%	18%
Total Portfolio	6%	10%	11%	2%	2%	14%
Other Brand Aggregations
American whiskey	10%	10%	11%	1%	2%	14%
Premium bourbons	14%	14%	10%	—%	—%	10%
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding

Schedule C
Brown-Forman Corporation
Supplemental Geographic Information (Unaudited)
Nine Months Ended January 31, 2022

	% Change vs. Prior-Year Period
Geographic Area[3]	Net Sales
	Reported	Acquisitions and Divestitures	Foreign Exchange	Organic[2]
United States	5%	3%	—%	8%
Developed International	12%	—%	3%	15%
Australia	4%	—%	1%	5%
Germany	16%	—%	2%	18%
United Kingdom	5%	—%	7%	12%
France	5%	—%	2%	7%
Canada	(10)%	1%	(4)%	(13)%
Rest of Developed International	33%	3%	2%	39%
Emerging	22%	—%	5%	27%
Mexico	13%	—%	(5)%	9%
Poland	7%	—%	3%	10%
Brazil	14%	—%	2%	16%
Russia	26%	1%	6%	32%
Rest of Emerging	37%	—%	15%	52%
Travel Retail	57%	2%	(1)%	58%
Non-Branded and Bulk	11%	7%	1%	18%
Total	11%	2%	2%	14%

See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding

Schedule D
Brown-Forman Corporation
Supplemental Free Cash Flow Information (Unaudited)
(Dollars in millions)

	Nine Months Ended
	January 31, 2021	January 31, 2022

Cash provided by operating activities	$572	$683
Additions to property, plant, and equipment	(41)	(62)
Free Cash Flow[2]	$531	$621
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.

Schedule E
Brown-Forman Corporation
Supplemental Geographic, Product, and Operations Information (Unaudited)
Nine Months Ended January 31, 2022

Estimated Net Change in Distributor Inventories[3]
Geographic Area[3] - Net Sales
United States	2%
Developed International	2%
Emerging	4%
Travel Retail	8%
Non-Branded and Bulk	—%
Brand[3] - Net Sales
Whiskey	2%
Jack Daniel’s family of brands	3%
JDTW	5%
JD RTD/RTP	(2)%
JDTH	(2)%
Gentleman Jack	—%
JDTF	9%
JDTA	18%
Other Jack Daniel’s whiskey brands	1%
Woodford Reserve	(6)%
Tequila	(3)%
Herradura	(5)%
el Jimador	(4)%
Wine	3%
Vodka (Finlandia)	4%
Rest of Portfolio	6%
Non-branded and bulk	—%
Statement of Operations Line Items
Net Sales	2%
Cost of Sales	1%
Gross Profit	3%
Operating Income	5%

A positive difference is interpreted as a net increase in distributors’ inventories; whereas, a negative difference is interpreted as a net decrease in distributors’ inventories.
Note: Totals may differ due to rounding

Note 1 - Percentage growth rates are compared to the same prior-year periods, unless otherwise noted.

Note 2 - Non-GAAP Financial Measures
Use of Non-GAAP Financial Information.We present changes in certain measures, or line items, of the statements of operations that are adjusted to an “organic” basis. We use “organic change” for the following measures of the statements of operations: (a) organic net sales; (b) organic cost of sales; (c) organic gross profit; (d) organic advertising expenses;* (e) organic selling, general, and administrative (SG&A) expenses; (f) organic other expense (income) net; (g) organic operating expenses; and (h) organic operating income. To calculate these measures, we adjust, as applicable, for (1) acquisitions and divestitures, (2) foreign exchange, (3) foundation, and (4) impairment charges. We explain these adjustments below.
“Organic change” in measures of statements of operations. We present changes in certain measures, or line items, of the statements of operations that are adjusted to an “organic” basis. We use “organic change” for the following measures of the statements of operations: (a) organic net sales; (b) organic cost of sales; (c) organic gross profit; (d) organic advertising expenses; (e) organic selling, general, and administrative (SG&A) expenses; (f) organic other expense (income) net; (g) organic operating expenses; and (h) organic operating income. To calculate these measures, we adjust, as applicable, for (1) acquisitions and divestitures, (2) foreign exchange, (3) impairment charges, and (4) Foundation. We explain these adjustments below.
•“Acquisitions and divestitures.” This adjustment removes (a) the gain or loss recognized on sale of divested brands, (b) any non-recurring effects related to our acquisitions and divestitures (e.g., transaction, transition, and integration costs), and (c) the effects of operating activity related to acquired and divested brands for periods not comparable year over year (non-comparable periods). Excluding non-comparable periods allows us to include the effects of acquired and divested brands only to the extent that results are comparable year over year.
During fiscal 2021, we sold our Early Times, Canadian Mist, and Collingwood brands and related assets, which resulted in a pre-tax gain of $127 million, and entered into a related transition services agreement (TSA) for these brands. Also, during fiscal 2021, we acquired Part Time Rangers Limited, which owns Part Time Rangers RTDs.
This adjustment removes (a) transaction and integration costs related to the acquisitions and divestitures, (b) the gain on the sale of the Early Times, Canadian Mist, and Collingwood brands and related assets, (c) operating activity for the non-comparable period for Early Times, Canadian Mist, and Collingwood, which is activity in the first quarter of fiscal 2021, (d) the net sales and operating expenses recognized pursuant to the TSA related to (i) contract bottling services and (ii) distribution services in certain markets, and (e) operating activity for Part Time Rangers Holdings Limited for the non-comparable period, which is primarily activity in the first two quarters of fiscal 2022. We believe that these adjustments allow for us to better understand our organic results on a comparable basis.
•“Foreign exchange.” We calculate the percentage change in certain line items of the statements of operations in accordance with GAAP and adjust to exclude the cost or benefit of currency fluctuations. Adjusting for foreign exchange allows us to understand our business on a constant-dollar basis, as fluctuations in exchange rates can distort the organic trend both positively and negatively. (In this report, “dollar” always means the U.S. dollar unless stated otherwise.) To eliminate the effect of foreign exchange fluctuations when comparing across periods, we translate current-year results at prior-year rates and remove transactional and hedging foreign exchange gains and losses from current- and prior-year periods.
•“Impairment charges.” This adjustment removes the impact of impairment charges from our results of operations. During the first three quarters of fiscal 2022, we recognized non-cash impairment charges of $9 million for certain fixed assets. We believe that this adjustment allows for us to better understand our organic results on a comparable basis.

*Operating expenses include advertising expense, SG&A expense, and other expense (income), net.

•“Foundation.” In the fourth quarter of fiscal 2021, we committed $20 million to the Brown-Forman Foundation (the Foundation) to support the company’s charitable giving program in the communities where our employees live and work. This adjustment removes the $20 million commitment to the Foundation from our underlying SG&A expenses and underlying operating income to present our underlying results on a comparable basis.
We use the non-GAAP measure “organic change”, along with other metrics, to: (a) understand our performance from period to period on a consistent basis; (b) compare our performance to that of our competitors; (c) calculate components of management incentive compensation; (d) plan and forecast; and (e) communicate our financial performance to the board of directors, stockholders, and investment community. We provide reconciliations of the “organic change” in certain line items of the statements of operations to their nearest GAAP measures in the tables on Schedules A, B, and C above. We have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure. We believe these non-GAAP measures are useful to readers and investors because they enhance the understanding of our historical financial performance and comparability between periods.
As of the third quarter ended January 31, 2022, we changed certain non-GAAP financial measures that we have historically used. We will no longer report “underlying changes” in certain measures of the statements of operations; instead, we will now report “organic change” in certain measures of the statements of operations. “Organic change” includes all of the non-GAAP adjustments that we have historically made in adjusting GAAP to “underlying change” results, except that “organic change” does not include an adjustment for “estimated net change in distributor inventories,” which reflected the estimated net effect of changes in distributor inventories on changes in certain line items of the statements of operations. This change to our non-GAAP financial measures is in response to comments from and discussions with the Staff of the Securities and Exchange Commission.

Although we will no longer provide non-GAAP financial measures that adjust for “estimated net change in distributor inventories,” we still believe that our results are affected by changes in distributor inventories, particularly in our largest market, the United States, where the spirits industry is subject to regulations that essentially mandate a so-called “three tier system,” with a value chain that includes suppliers, distributors and retailers. Accordingly, as shown in Schedule E, we will continue to provide information concerning fluctuations in distributor inventories. We believe such information is useful in understanding our performance and trends as it provides relevant information regarding customers’ demand for our products.

When we provide guidance for organic change in certain measures of the statements of operations, we do not provide guidance for the corresponding GAAP change because the GAAP measure will include items that are difficult to quantify or predict with reasonable certainty, such as foreign exchange, which could have a significant impact to our GAAP income statement measures.
Free cash flow. This measure refers to the cash provided by operating activities less additions to property, plant, and equipment on the Unaudited Condensed Consolidated Statements of Cash Flows above. In Schedule D, we provide this calculation for the relevant periods. We use this non-GAAP measure in evaluating the Company’s financial performance, which measures our ability to generate additional cash from our business operations. Free cash flow should be considered in addition to, rather than as a substitute for, net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.

Note 3 - Definitions
From time to time, to explain our results of operations or to highlight trends and uncertainties affecting our business, we aggregate markets according to the stage of economic development as defined by the International Monetary Fund (IMF), and we aggregate brands by beverage alcohol category. Below, we define aggregations used in this press release.

Geographic Aggregations.
In Schedule C, we provide supplemental information for our largest markets ranked by percentage of total fiscal 2021 net sales. In addition to markets that are listed by country name, we include the following aggregations:
•“Developed International” markets are “advanced economies” as defined by the IMF, excluding the United States. Our largest developed international markets are Australia, Germany, the United Kingdom, France, and Canada. This aggregation represents our net sales of branded products to these markets.
•“Emerging” markets are “emerging and developing economies” as defined by the IMF. Our largest emerging markets are Mexico, Poland, Brazil, and Russia. This aggregation represents our net sales of branded products to these markets.
•“Travel Retail” represents our net sales of branded products to global duty-free customers, other travel retail customers, and the U.S. military, regardless of customer location.
•“Non-branded and bulk” includes our net sales of used barrels, bulk whiskey and wine, and contract bottling, regardless of customer location.
Brand Aggregations.
In Schedule B, we provide supplemental information for our largest brands ranked by percentage of total fiscal 2021 net sales. In addition to brands that are listed by name, we include the following aggregations:
•“Whiskey” includes all whiskey spirits and whiskey-based flavored liqueurs, ready-to-drink (RTD), and ready-to-pour products (RTP). The brands included in this category are the Jack Daniel’s family of brands, the Woodford Reserve family of brands (Woodford Reserve), the Old Forester family of brands (Old Forester), GlenDronach, Benriach, Glenglassaugh, Slane Irish Whiskey, and Coopers’ Craft.
•“American whiskey” includes the Jack Daniel’s family of brands, premium bourbons (defined below), and super-premium American whiskey (defined below).
•“Jack Daniel’s family of brands” includes Jack Daniel’s Tennessee Whiskey (JDTW), Jack Daniel’s RTD and RTP products (JD RTD/RTP), Jack Daniel’s Tennessee Honey (JDTH), Gentleman Jack, Jack Daniel’s Tennessee Fire (JDTF), Jack Daniel’s Tennessee Apple (JDTA), Jack Daniel’s Single Barrel Collection (JDSB), Jack Daniel’s Tennessee Rye Whiskey (JDTR), Jack Daniel’s No. 27 Gold Tennessee Whiskey, Jack Daniel’s Sinatra Select, and Jack Daniel’s Bottled-in-Bond.
◦“Jack Daniel’s RTD and RTP” products include all RTD line extensions of Jack Daniel’s, such as Jack Daniel’s & Cola, Jack Daniel’s Country Cocktails, Jack Daniel’s & Diet Cola, Jack & Ginger, Jack Daniel’s Double Jack, Gentleman Jack & Cola, Jack Daniel’s American Serve, Jack Daniel’s Tennessee Honey RTD, Jack Daniel’s Berry, Jack Daniel’s Lynchburg Lemonade, Jack Daniel’s Whiskey & Seltzer, and the seasonal Jack Daniel’s Winter Jack RTP.

•“Premium bourbons” includes Woodford Reserve, Old Forester, and Coopers’ Craft.
•“Super-premium American whiskey” includes Woodford Reserve, Gentleman Jack, JDSB, JDTR, Jack Daniel’s No. 27 Gold Tennessee Whiskey, and Jack Daniel’s Sinatra Select.
•“Tequila” includes the Herradura family of brands (Herradura), el Jimador, New Mix, Pepe Lopez, and Antiguo.
•“Wine” includes Korbel Champagnes and Sonoma-Cutrer wines.
•“Vodka” includes Finlandia.
•“Non-branded and bulk” includes our net sales of used barrels, bulk whiskey and wine, and contract bottling regardless of customer location.
Other Metrics.
•“Shipments.” We generally record revenues when we ship or deliver our products to our customers. In this document, unless otherwise specified, we refer to shipments when discussing volume.
•“Depletions.” This is a term commonly used in the beverage alcohol industry to describe volume. Depending on the context, depletions usually means either (a) our shipments directly to retail or wholesale customers for owned distribution markets or (b) shipments from our distributor customers to retailers and wholesalers in other markets. We believe that depletions measure volume in a way that more closely reflects consumer demand than our shipments to distributor customers do.
•“Consumer takeaway.” When discussing trends in the market, we refer to consumer takeaway, a term commonly used in the beverage alcohol industry that refers to the purchase of product by consumers from retail outlets, including products purchased through e-premise channels, as measured by volume or retail sales value. This information is provided by third parties, such as Nielsen and the National Alcohol Beverage Control Association (NABCA). Our estimates of market share or changes in market share are derived from consumer takeaway data using the retail sales value metric. We believe consumer takeaway is a leading indicator of how consumer demand is trending.
•“Estimated net change in distributor inventories.” We generally recognize revenue when our products are shipped or delivered to customers. In the United States and certain other markets, our customers are distributors that sell downstream to retailers and consumers. We believe that our distributors’ downstream sales more closely reflect actual consumer demand than do our shipments to distributors. Our shipments increase distributors’ inventories, while distributors’ depletions (as described above) reduce their inventories. Therefore, it is possible that our shipments do not coincide with distributors’ downstream depletions and merely reflect changes in distributors’ inventories. Because changes in distributors’ inventories could affect our trends, we believe it is useful for investors to understand those changes in the context of our operating results.
We perform the following calculation to determine the “estimated net change in distributor inventories”:
•For both the current-year period and the comparable prior-year period, we calculate a “depletion-based” amount by (a) dividing the organic dollar amount (e.g. organic net sales) by the corresponding shipment volumes to arrive at a shipment per case amount, and (b) multiplying the resulting shipment per case amount by the corresponding depletion volumes. We subtract the year-over-year percentage change of the “depletion-based” amount from the year-over-year percentage change of the organic amount to calculate the “estimated net change in distributor inventories”.

•A positive difference is interpreted as a net increase in distributors’ inventories, which implies that organic trends could decrease as distributors’ reduce inventories; whereas, a negative difference is interpreted as a net decrease in distributors’ inventories, which implies that organic trends could increase as distributors rebuild inventories.

Note 4 - Jack Daniel’s Country Cocktails 9L Depletions

Effective April 1, 2021, we entered into a partnership with Pabst Brewing Company for the supply, sales, and distribution of Jack Daniel’s Country Cocktails in the United States. Consequently, our fiscal 2022 results include net sales, but do not include 9L depletions for this brand. To share results on a comparable basis for fiscal 2022, we excluded fiscal 2021 9L depletions for Jack Daniel’s Country Cocktails in the United States.